Exhibit 10.14

Property Lease Agreement

Lessor (Party A): Zhijun HU.

Identification Number: 420700196804270975

Tel: 13986426569

Lessee (Party B): Hubei Qianzhi Biotechnology Co., Ltd

According to the Contract Law of the People’s Republic of China, the Urban Real Estate Management Law of the People’s Republic of China, and other relevant laws and regulations, on the basis of equality, voluntariness, and mutual consultation, Party A and Party B have reached the following agreement on the lease of the following property:

Article 1 Leasing Property

The Party A’s property (hereinafter referred to as the “office building”) is located at No. 41 Fanchuan Avenue, Ezhou Economic Development Zone, with an area of 879 m2 (2 floors, 4-5 floors), each floor of 439.5 m2, with the frame structure.

Article 2 Use of Property

Party B shall not change the purpose of the property, and shall not sublet or jointly rent for additional fees without authorization.

Article 3 Lease Term

The lease term starts from 1st May 2019 and ends on 31st Dec, 2025. From 1st May 2019 to 31st Dec 2019 is the rent free period, which is the decoration and renovation period for Party B.

Article 4 Rent

The rent of the office building is ¥ 21.50 yuan/m2, with a total amount of ¥ 226776.00 yuan.

Article 5 Payment Methods

Party B shall pay the first year’s rent (¥ 226776.00) to Party A on the effective date of this contract. Starting from the second year, Party B shall pay the rent on a monthly basis. Party B shall pay the rent for the following month (¥ 18898.00) on the 25th of each month.

Article 6 Delivery Date

Within 10 days from the effective date of this contract, Party A shall deliver the property to Party B.

Article 7 Maintenance Responsibility

During the lease period, Party A shall inspect the house and its attached facilities every two months, and Party B shall actively cooperate and not obstruct them. The daily maintenance of the house shall be borne by Party B. Party B shall be responsible for and compensate for the losses and maintenance costs of the house and its connected equipment caused by the poor management and use of Party B. During the lease period, Party B shall comply with the regulations of relevant local departments and assume all responsibilities and comply with Party A’s supervision and inspection for fire safety, three guarantees in front of the door, comprehensive management, safety, and security.

Article 8: Agreement on Decoration and Change of House Structure

Party B shall not damage the facilities of the house at will. Unless otherwise agreed upon upon upon upon termination of the lease, Party A has the right to request Party B to restore the house to its original condition or pay the necessary fees for the restoration project to Party A.

Article 9: Relevant Expenses During The Lease Period of The property

During the lease period, the following fees shall be paid by Party B, and Party B shall bear the liability for breach of contract for delayed payment:

1. Water and electricity bills;

3. Internet fees;

2. Gas expenses;

4. Property management fees.

Article 10 Lease Term Expiration

After the lease term expires, this contract shall terminate. At that time, Party B shall return the house to Party A. If Party B requests to continue the lease, Party B shall submit a written request to Party A one month in advance. Party A shall provide a formal written response to the other party one month before the expiration of the contract. If Party B agrees to continue the lease, the lease contract shall be renewed.

Article 11 Termination of Contract Due to Party B’s Responsibility

If Party B falls under any of the following circumstances, Party A may terminate the contract and reclaim the property, causing losses to Party A, and Party B shall be responsible for compensation:

1. Unauthorized subletting of leased property;

2. Unauthorized transfer, lending or exchange of leased property to others;

3. Unauthorized demolition or alteration of the structure or purpose of the leased property;

4. Engaging in illegal activities using leased properties;

5. Intentionally damaging the leased property.

Article 12 Early Termination of Contract

During the lease term, if either party proposes to terminate the contract, they shall give written notice to the other party one month in advance. After consultation between both parties, a termination contract shall be signed. This contract shall remain valid until the termination contract is signed. If Party A is required to terminate the contract due to national construction, force majeure factors, or circumstances specified in Article 11 of this contract, Party A shall generally notify Party B in writing one month in advance, and Party A shall not compensate Party B for any economic losses incurred.

Article 13 Breach of Contract

During the lease term, both parties must abide by the contract. If either party violates the provisions of this contract, they must pay 50% of the monthly rent to the other party as a penalty for breach of contract. If Party B fails to pay the rent on time, Party A has the right to pay 0.3% of the monthly rent for each day of delay. Add a late fee to Party B.

Article 14 Force Majeure

Both parties shall not be liable for any damage or loss caused to the property due to force majeure reasons.

Article 15 Miscellaneous

Any matters not covered in this contract shall be separately agreed upon by both Party A and Party B, and a supplementary agreement shall be signed. If there is any inconsistency between the supplementary agreement and this contract, the supplementary agreement shall prevail.

Article 16 Contract Validity

The attachments to this contract are an integral part of this contract that cannot be separated. The text filled in the blank spaces in this contract and its attachments shall have the same legal effect as the printed text. The matters specified in this contract, its attachments, and supplementary agreements shall be governed by relevant laws and regulations of the People’s Republic of China

Article 17 Dispute Resolution

Any disputes arising from the performance of this contract shall be resolved through consultation between Party A and Party B. When negotiation fails, both Party A and Party B agree to submit to the Shenzhen Branch of the China International Economic and Trade Arbitration Commission for arbitration. The arbitration award is final and binding on both parties.

Article 18 Number of Contracts

This contract, together with its attachments, consists of two copies, with each party holding one copy, both of which have equal legal effect.

(NO TEXT BELOW)

Party A (Stamped):

Legal Representative or Authorised Proxy (Signed): Zhijun HU

Date of Signing: 19th May 2019

Party B (Stamped): Hubei Qianzhi Biotechnology Co., Ltd (Contract Seal)

Legal Representative or Authorised Proxy (Signed):

Date of Signing: 19th May 2019

Party A: Shenzhen Jingji Baina Business Management Co., Ltd.

Legal Representative: Jiajun CHEN

Authorised Proxy:

19th Jul 2023

Party B: Shenzhen Qianzhi Health Management Co., Ltd

Legal Representative: Liangwen WANG

Authorised Proxy:

Registered/Filed with:

Authorities: